UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2016

WCF Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Iowa	001-37832	81- 2510023
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

401 Fair Meadow Drive, Webster City, Iowa		50595
(Address of Principal Executive Offices)		(Zip Code)

(515) 832-3071
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events

On July 13, 2016, WCF Bancorp, Inc., an Iowa corporation (“WCF Bancorp”), announced that it had completed its second-step conversion and related public offering.  WCF Bancorp sold 2,139,231 shares of common stock at $8.00 per share, for gross offering proceeds of $17,113,847 in the offering. The shares of common stock sold in the offering and issued in the exchange are expected to begin being traded on the Nasdaq Capital Market on July 14, 2016 under the trading symbol “WCFB.”

Concurrent with the completion of the offering, shares of common stock of Webster City Federal Bancorp owned by the public have been exchanged for shares of WCF Bancorp common stock so that Webster City Federal Bancorp’s existing stockholders now own approximately the same percentage of WCF Bancorp’s common stock as they owned of Webster City Federal Bancorp’s common stock.  Stockholders of Webster City Federal Bancorp will receive 0.8115 shares of WCF Bancorp common stock for each share of Webster City Federal Bancorp common stock they owned immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid based on the offering price of $8.00 per share.

As a result of the offering and the exchange of shares, WCF Bancorp has 2,563,224 shares outstanding, subject to adjustment for fractional shares.  Direct Registration Statements reflecting the shares purchased in the subscription offering are expected to be mailed to subscribers on or about July 13, 2016.

A copy of the press release is included as exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description

99.1	Press Release dated July 13, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WCF BANCORP, INC.
DATE: July 13, 2016	By:	/s/ Stephen L. Mourlam
Stephen L. Mourlam
President and Chief Executive Officer